TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

B075D5B864

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Four Dimensions Global Holdings Limited

BVI COMPANY NUMBER: **2003430**

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 3rd day of January, 2019.

for **REGISTRAR OF CORPORATE AFFAIRS**
3rd day of January, 2019